Exhibit (d)(109)
AMENDMENT TO THE INVESTMENT SUBADVISORY AGREEMENT
This Amendment (“Amendment”) to the Investment Subadvisory Agreement (defined below), is effective as of December 31, 2004, by and between Vantagepoint Investment Advisers, LLC, a Delaware limited liability company (“Client”), STW Fixed Income Management Ltd., a Bermuda corporation (“Subadviser”), and The Vantagepoint Funds, a Delaware statutory trust (the “Funds”).
     WHEREAS, the Client, Subadviser and the Funds, entered into the Investment Subadvisory Agreement dated November 5, 2004 (the “Agreement”) for the management of the Vantagepoint Short-Term Bond Fund (the “Fund”); and
     WHEREAS, the Client, Subadviser and the Funds desire to amend the Agreement as set forth below.
     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:
1.	Amendment
Section 13. LIABILITY, is hereby amended and restated as follows:
     (a) In the absence of any willful misfeasance, bad faith, or gross negligence in the performance of Subadviser’s duties, or by reason of Subadviser’s reckless disregard of its obligations and duties under this Agreement, Subadviser shall not be liable to Client or the Fund for honest mistakes of judgment or for action or inaction taken in good faith for a purpose that Subadviser reasonably believes to be in the best interests of the Fund. However, neither this provision nor any other provision of this Agreement shall constitute a waiver or limitation of any rights which Client or the Fund may have under federal or state securities laws.
      (b) Client shall indemnify Subadviser against any loss, liability, damages, costs or expenses caused by the negligence or malfeasance of Client or violation of any applicable law, rule or internal policy for which Client has the primary responsibility of compliance and the responsibility for which has not been specifically delegated to Subadviser in this Agreement.
2.	All other provisions of the Agreement remain in full force and effect.
3.	Unless otherwise defined in this Amendment, all terms used in this Amendment shall have the same meaning given to them in the Agreement.
4.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT AS OF December 31, 2004.
THE VANTAGEPOINT FUNDS

By:	/s/ Paul Gallagher
	Name:	Paul Gallagher
	Title:	Secretary

Approved:	/s/ Wayne Wicker
	Name:	Wayne Wicker
	Title:	Chief Investment Officer, Vantagepoint Investment Advisers, LLC

VANTAGEPOINT INVESTMENT ADVISERS, LLC

By:	/s/ Paul Gallagher
	Name:	Paul Gallagher
	Title:	Secretary

Approved:	/s/ Wayne Wicker
	Name:	Wayne Wicker
	Title:	Chief Investment Officer, Vantagepoint Investment Advisers, LLC

STW FIXED INCOME MANAGEMENT LTD.

By:	/s/ Elizabeth Vos
	Name:	Elizabeth Vos
	Title:	Principal and Chief Compliance Officer